FOR IMMEDIATE RELEASE                                                                                          Contact: Rob Jorgenson

February 24, 2011                                                                                             724-465-5448

S&T Bancorp, Inc. Announces Retirement of
Longtime Director Thomas Brice

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ:STBA) a full-service financial institution with branch locations in 10 Pennsylvania counties, has announced the retirement of Thomas Brice, a member of the S&T Bancorp, Inc. Board of Directors since 1980.

"Throughout its history, S&T Bank has been the beneficiary of intelligent leadership and commonsense guidance from its board of directors, and Tom Brice has been an important part of that proud tradition," said James C. Miller, chairman of the S&T Bancorp, Inc. Board of Directors. "We wish Tom well in his retirement, and we thank him for his many contributions over the three decades he has served the shareholders of our bank."

Brice is vice president of Douds, Inc., a retail interior furnishings business, where he has been employed since 1964. His experience in the local retail industry enabled Brice to provide valuable counsel to S&T Bank, specifically in areas related to consumer credit, risk exposure, labor, customer relations, and marketing.

Brice's retirement from the S&T Bancorp, Inc. Board of Directors will be made official at the 2011 Annual Meeting of Shareholders of S&T Bancorp, Inc., which is scheduled for April 2011.

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S&T Bancorp, Inc. Announces Retirement of
Longtime Director Thomas Brice (cont.)

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 51 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit www.stbank.com.

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